Exhibit 99.1

FOR IMMEDIATE RELEASE

DR PEPPER SNAPPLE GROUP AND KEURIG GREEN MOUNTAIN ANNOUNCE TIMING OF INVESTOR EVENT

PLANO, TX and BURLINGTON, MA — February 20, 2018 — Dr Pepper Snapple Group, Inc. (“Dr Pepper Snapple”) (NYSE: DPS) and Keurig Green Mountain, Inc. (“Keurig”) announced today that they will host an investor event at Keurig’s office in Burlington, Massachusetts, on March 20, 2018. Bob Gamgort, Chief Executive Officer of Keurig, Larry Young, President and Chief Executive Officer of Dr Pepper Snapple, and other executive leaders will provide a business overview and articulate the strategy and significant growth potential for Keurig Dr Pepper (“KDP”).

In-person attendance for this event is by invitation only. The companies also invite interested parties to join the event by webcast. The event will be webcast live beginning at approximately 9 a.m. (EDT) through an audio and slide presentation accessible live on the DPS website at http://www.drpeppersnapple.com; it will be archived for replay.

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About Dr Pepper Snapple Group

Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

About Keurig Green Mountain, Inc.

Keurig Green Mountain, Inc. (Keurig) is a leader in specialty coffee and innovative single serve brewing systems. Committed to delivering exceptional coffee for more than 35 years, today our Keurig® brewers and single-serve hot beverages are in more than 20 million homes and offices throughout North America. In under a minute, Keurig® brewers consistently and conveniently deliver a fresh-brewed, great tasting cup with just the push of a button. As a testament to that quality, more than 50 leading global coffee, tea and cocoa brands have partnered with Keurig, joining beloved owned brands like Green Mountain Coffee Roasters® and The Original Donut Shop® coffee to offer consumers vast personal choice from 500+ varieties. As a company founded on social responsibility, Keurig is committed to using the power of business to brew a better world through our work to build resilient supply chains, sustainable products, and thriving communities. For more information, visit www.keuriggreenmountain.com, and to purchase Keurig products visit www.keurig.com or www.keurig.ca.

Dr Pepper Snapple Contacts:

Media Relations:

Chris Barnes

972-673-5539

Investor Relations:

Heather Catelotti

972-673-5869

Keurig Green Mountain Contact:

Katie Gilroy

781-418-3345

katie.gilroy@keurig.com